Exhibit 99.01

Financial Contact: Dan Fairfax

GoRemote Internet Communications, Inc.

(408) 955-1920

dfairfax@GoRemote.com

GoRemote Announces New Strategic Roadmap

Company to Sharpen Market Focus and Streamline Global Operations

MILPITAS, Calif., - August 12, 2004 – GoRemote Internet Communications, Inc. (Nasdaq: GRIC), a leading provider of managed secure remote access solutions, today announced a three-point strategic roadmap for returning to profitability.  The company will focus its investments on large and midsize enterprise customer growth opportunities, sharpen its go-to-market strategy on value-added managed services and reduce annual operating expenses by approximately $10 million by creating greater efficiencies in its global organization.

“GoRemote has shown substantial progress in penetrating the growing enterprise market for secure managed access solutions and our gross margins in this critical business are healthy.  Yet, recently, revenues from our legacy dialup Internet roaming service have not been growing,” said Tom Thimot, the company’s president and chief executive officer.  “The percentage of our revenues that we derive from the enterprise market has increased steadily, from 16% in Q2 2003 to 49% in the most recent quarter.  We have significantly increased the number of our enterprise customers from 50 to over 230, which is a clear validation of our unique and compelling value proposition.”

“The plan I’m announcing today is a clear and actionable roadmap.  It will enable us to better serve our enterprise customers, further enhance our position as a market leader, and lay the foundation for us return to profitability during the first half of 2005,” said Thimot.

Growth Opportunities

GoRemote continues to transition its business toward the growing enterprise market.  It is well known in the industry that demand for wholesale dial-up access has been declining and pricing has softened, principally due to a shift towards broadband access.  The Company plans continued investment in key areas to strengthen its ability to market, sell, and deliver value-added secure remote solutions to large and midsize enterprises. These investments are designed to simplify the process of implementing our services and to accelerate our ability to generate revenues from new enterprise accounts. GoRemote is delivering valuable managed remote access solutions to today’s demanding enterprise customers and building a strong foundation for future success.

Go-To-Market Focus:  Value-Added Managed Services

GoRemote believes that delivering an integrated, business-grade solution for providing secure remote access to corporate networks is a primary go-to-market imperative.  GoRemote’s secure remote access solution provides compelling and unique value to large and midsize enterprises:

•                  Reduce total remote access costs and complexity

•                  Minimize network security risks

•                  Boost productivity of mobile/remote workers and IT professionals

•                  Provide a predictable, single point of accountability to enterprise CFOs for global network access

Operational Efficiencies

The primary driver to the operational efficiencies will be the elimination of redundancies from the December 2003 merger of GRIC and Axcelerant.  Through these actions, GoRemote’s total global staff will be approximately 190 people at the end of the third quarter of 2004, including approximately 70 people in the company’s Bangalore development center.  Approximately 30% of the company’s global staff will be reduced this quarter.  These actions are expected to result in annual operational savings of approximately $10 million beginning in the fourth quarter of 2004.  Cost reductions are being implemented across all areas where post-merger duplication existed.

GoRemote expects to record restructuring and other charges associated with this action in the range of $2.1 million to $2.5 million in the current quarter.  Of this charge amount approximately $1.3 million to $1.5 million represents current cash costs of severance and restructuring-related items.  The company had approximately $20.2 million in cash and no debt as of July 31, 2004.

“Our new expense levels are designed to help us preserve cash while managing our cost structure as we focus on selling our leading services and capturing a greater share of enterprise market opportunities.  Returning to profitability during the first half of 2005 and achieving sustainable revenue growth continue to be our focal objectives,” said Dan Fairfax, chief financial officer of GoRemote.

Separately, the company announced the resignations of Mike Smart, Senior Vice President of Operations, Engineering and Product Management, and Rob Fuggetta, Senior Vice President of Worldwide Marketing.

The statements by Tom Thimot and Dan Fairfax and our statements regarding future operating expense expectations and profitability goals are forward-looking statements, involving many risks and uncertainties.  Factors that could cause actual results to differ from anticipated results include:  our restructuring may take longer or be more costly than we anticipate; the sale of our services may not grow as rapidly, or bear as high a gross margin, as we anticipate; our reduction in force may harm employee morale and lead to the unexpected loss of employees; and our restructuring may not be enough to ensure that we achieve profitability during the first half of 2005.  In addition, actual results may be different than expected as a result of the risk factors listed in our most recent reports on Form 10-K and Form 10-Q on file with the SEC and available through www.sec.gov.

About GoRemote

GoRemote Internet Communications, Inc. (NASDAQ: GRIC) is the world’s leading provider of secure remote access solutions for distributed enterprises. GoRemote provides a comprehensive portfolio of managed remote access solutions for mobile office, teleworker/home offices, and branch office/retail environments. The GoRemote Global Network™ is the world’s largest access network with more than 40,000 wired and wireless access points in over 150 countries. More information about GoRemote is available at www.GoRemote.com or by calling +1.408.955.1920.

GoRemote, GoRemote Internet Communications, GoRemote Mobile Office, GoRemote Teleworker/Home Office, GoRemote Branch Office, GoRemote Global Network, GoRemote Total Security Protection, GoRemote Universal Remote Control and “For the everywhere enterprise” are trademarks of GoRemote Internet Communications, Inc.  All other trademarks mentioned in this document are the property of their respective owners